Exhibit 99.1

IHEARTMEDIA, INC. REPORTS
RESULTS FOR 2020 THIRD QUARTER

San Antonio, TX, November 9, 2020 – iHeartMedia, Inc. (Nasdaq: IHRT) today reported financial results for the quarter ended September 30, 2020.
Financial Highlights

Quarterly and Monthly Revenue Comparisons Continue to Show Sequential Improvement

▪Q3 Revenue up 53% sequentially, moving from down 47% YoY in Q2 to down 22% YoY in Q3
▪July, August & September down 27%, 21% and 18% YoY, respectively
▪October revenue increased 2% YoY, benefitting from significant political advertising

Digital Revenue Increased 17% YoY, Validating our Multi-Platform Growth Strategy

▪YoY increase includes 74% YoY growth in our Podcasting Business
▪Digital Revenue excluding Podcasting grew 8% YoY

Received Declaratory Ruling from the FCC Granting our Request to Allow up to 100% of our Common Stock to be Owned by Non-US Persons, Subject to Certain Limitations

▪Ruling allows for the simplification of our capital structure and will enhance the liquidity of our Class A common stock by facilitating the conversion of the warrants, which on an as-converted basis to common stock, represents approximately 52% of the Company’s total equity as of September 30, 2020

Completed Strategic Acquisition of Voxnest in October, Further Strengthening our Market-Leading Podcasting Platform, While Continuing to Expand our Content with Industry Leading Creators

▪Entered into an exclusive agreement with Pushkin Industries, Malcolm Gladwell's podcasting network, to distribute and monetize its best in class content, and co-produce a whole new slate of shows
▪Launched standalone podcast Joint Venture with Charlamagne tha God, the Black Effect, which is the largest podcast publisher dedicated to Black listeners, bringing together the most influential and trusted voices in Black culture
▪Launched the iHeartMedia Latino Podcast Network with Enrique Santos, targeting Latino audiences across the country

Exceptionally Well-Positioned for Growth and Margin Expansion as Advertising Activity Continues to Recover

▪Execution on track to deliver $250M of cost savings in 2020 from modernization and COVID-19-related initiatives
▪Patient capital structure, ample liquidity, strong free cash flow model provide high financial resilience even if macroeconomic environment remains soft

Third Quarter
▪Revenue of $744 million, declined 22% YoY; increased 53% QoQ
▪YoY performance by revenue stream:
–Broadcast revenue declined 29% from $573 million to $404 million; increased 66% QoQ
–Networks revenue declined 26% from $160 million to $119 million; increased 24% QoQ
–Digital revenue increased 17%, from $97 million to $113 million, led by a 74% increase in podcasting revenue; increased 21% QoQ
–Sponsorship and Events declined 48% from $56 million to $29 million; increased 95% QoQ
–Audio & Media Services increased 25% from $60 million to $75 million, driven by political advertising; increased 91% QoQ
▪GAAP Operating income of $39 million, compared to GAAP Operating income of $141 million in the prior-year-period; substantial increase from GAAP Operating loss of $(159) million in Q2

▪Adjusted EBITDA declined to $162 million, compared to $275 million in the prior year period; substantial increase from Q2 level of $(29)M
▪Cash flows provided by operating activities of $33 million; improved from Q2 level of $11M
▪Free cash flow of $14 million; improved from Q2 level of $(7)M
▪Cash balance of $714 million as of September 30, 2020
▪Total available liquidity1 was approximately $879 million as of September 30, 2020

Year-to-Date
▪Revenue of $2,013 million, declined 24% YoY
–Digital revenue increased 13% YoY driven primarily by an 85% increase in podcasting revenue
▪GAAP Operating loss of $1,850 million, driven primarily by non-cash impairment charges in Q1 and the impact of COVID-19
▪Adjusted EBITDA declined to $273 million, compared to $695 million in the prior year period

1 Total available liquidity defined as cash and cash equivalents plus available borrowings under our ABL Facility. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

Statement from Senior Management

“I am pleased that we have seen strong signs of recovery this quarter as we continue to address challenges resulting from the macroeconomic impact of COVID-19; in the third quarter, our revenue has substantially improved when compared to the second quarter and continues to improve sequentially month-over-month,” said Bob Pittman, Chairman and Chief Executive Officer of iHeartMedia, Inc. “As the number one audio company in America, we feel our results this quarter are strong validation of our multiplatform product and revenue strategy, our ongoing modernization efforts and the investments we have made in new areas, like podcasting, where we are the number one commercial podcast publisher and continue to grow our leadership position. Our relationship with our consumers has grown even stronger during this downturn, and we are seeing encouraging trends across the markets that indicate we are on a path toward normalcy and growth. We expect further improvement in both revenue and Adjusted EBITDA in the fourth quarter.”
“The early action we took during the pandemic to focus on cost management and maximize liquidity prepared us for a potential protracted recovery scenario, and the fact that we’ve been able to quickly return to meaningfully positive Adjusted EBITDA of $162 million in Q3 and free cash flow generation is proof of our strict cost controls, of our sequentially improving revenue trends, and most importantly, of the Company’s strong free cash flow characteristics,” said Rich Bressler, President, Chief Operating Officer and Chief Financial Officer of iHeartMedia, Inc. “We continue to focus on cost management and maximizing liquidity and we believe that we are poised to take full advantage as the economy continues to recover.”

Consolidated Results of Operations
Third Quarter 2020 Results
Our financial results for Q3 continued to be negatively impacted by the COVID-19 pandemic; however, we have seen our financial results recover significantly since our low-point in April 2020. In Q3, revenue was down 21.5% YoY on a reported basis and down 25.1% excluding political revenue. Our broadcast revenue declined by 29.4%, while Networks declined 25.7% YoY. Sponsorship and Events revenue decreased by $26.6 million or 48.0%, primarily as a result of the postponement or cancellations of events. Digital revenue grew 16.5%, led by continued growth in podcasting, which increased by 73.6% YoY. Excluding Podcasting, Digital grew 7.6%. Audio & Media Services revenue increased 25.3% on a reported basis and decreased by 1.8% excluding the impact of political revenue.
Direct operating expenses decreased 12.6%, driven primarily by lower employee compensation expenses resulting from cost reduction initiatives. In addition, variable operating expenses, including music license and performance royalty fees, decreased in relation to lower revenue and variable expenses related to events also decreased as a result of the postponement or cancellation of events.
Selling, General & Administrative ("SG&A") expenses decreased 10.6%, driven by lower employee compensation expenses, along with lower sales commissions. Travel and entertainment expenses also decreased. These expense reductions were primarily a result of the cost savings initiatives we implemented in response to COVID-19.
Corporate expenses decreased 40.8% compared to the prior-year period, primarily as a result of lower employee compensation expenses, including variable incentive expenses and employee benefits, resulting from cost reduction initiatives. This decrease also resulted from an $11.2 million decrease in share-based compensation expense as a result of incremental share-based compensation expense being recognized in the third quarter of 2019 upon vesting of grants in connection with our listing on Nasdaq.
GAAP Operating income of $39.4 million compared to $140.8 million in the third quarter of 2019 was driven by lower revenue.
Adjusted EBITDA decreased to $162.1 million compared to $274.7 million in the prior-year period.
The Company generated operating cash flow of $33.3 million, compared to $180.3 million in the prior-year period and generated Free Cash Flow of $14.3 million, compared to $151.5 million in the prior-year period. These YoY changes were primarily driven by lower operating cash flow resulting from the negative macroeconomic impact of COVID-19.

Year-to-Date 2020 Results
Year-to-date revenue decreased 24.3%, or $644.8 million YoY, and decreased 26.6% excluding the impact of political revenue. Broadcast revenue declined by 31.5%, while Networks declined 23.0% YoY. Sponsorship and Events revenue decreased by $64.6 million, or 46.9%, primarily as a result of the postponement or cancellations of events. Our Digital revenue grew 13.2%, led by continued growth in podcasting, which increased by 84.5% YoY. Audio & Media Services revenue increased 2.8% on a reported basis and decreased by 12.2% excluding the impact of political revenue.
Direct operating expenses decreased 7.6% compared to the prior year, driven primarily by lower employee compensation expenses resulting from cost reduction initiatives. In addition, variable operating expenses, including music license and performance royalty fees, decreased in relation to lower revenue recognized during the period. Variable expenses related to events also decreased. The decrease in direct operating expenses was partially offset by incremental costs related to our modernization initiatives, which were incurred mainly in January and February.

SG&A expenses decreased 7.9% driven by lower employee compensation expenses, along with lower sales commissions. Travel and entertainment expenses, as well as trade and barter expenses also decreased. The decrease in SG&A expenses was partially offset by higher bad debt expense.

Corporate expenses decreased 27.3% compared to the prior-year period, primarily as a result of lower employee compensation, including variable incentive expenses and employee benefits, resulting from cost reduction initiatives.

Non-cash goodwill and intangible asset impairment charges of $1,733.2 million recognized in the first quarter of 2020 drove a GAAP Operating loss of $1,850.5 million for the nine months ended September 30, 2020, compared to GAAP Operating income of $341.6 million in the nine months ended September 30, 2019. We applied fresh start accounting upon our emergence from bankruptcy in May 2019, at a point when the macroeconomic environment was significantly different than it was in March 2020. This required stating the Company’s assets and liabilities, including intangible assets and goodwill, at estimated fair values at the time of emergence. These non-cash charges reflect impairments to such goodwill and intangible asset book values and are based on the assumptions regarding the future adverse effects of the COVID-19 pandemic. No impairment charge on goodwill or intangible assets was recognized in the second or third quarters of 2020. In addition, depreciation and amortization expense was higher as a result of fresh start accounting applied upon our emergence from bankruptcy in May 2019.

Adjusted EBITDA for the nine months ended September 30, 2020 decreased to $273.2 million compared to $694.6 million in the prior-year period, with margins decreasing to 13.6% from 26.1%.

GAAP and Non-GAAP Measures

(In thousands)	Successor Company
	Three Months Ended September 30,		%
	2020	2019	Change
Revenue	$744,406	$948,338	(21.5)%
Operating income	$39,395	$140,822	(72.0)%
Adjusted EBITDA[1]	$162,124	$274,656	(41.0)%
Net income (loss)	$(32,112)	$12,374	NM
Cash provided by operating activities from continuing operations[2]	$33,252	$180,341	(81.6)%
Free cash flow from continuing operations[1,2]	$14,275	$151,471	(90.6)%

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined[3]
	Nine Months Ended September 30,	Period from May 2, 2019 through September 30,	Period from January 1, 2019 through May 1,	Nine Months Ended September 30,	%
	2020	2019	2019	2019	Change
Revenue	$2,012,688	$1,583,984	$1,073,471	$2,657,455	(24.3)%
Operating income (loss)	$(1,850,471)	$274,510	$67,040	$341,550	NM
Adjusted EBITDA[1]	$273,180	$469,409	$225,149	$694,558	(60.7)%
Net income (loss)	$(1,918,165)	$51,167	$11,165,113	$11,216,280	NM
Cash provided by (used for) operating activities from continuing operations[2]	$136,161	$263,542	$(7,505)	$256,037	(46.8)%
Free cash flow from (used for) continuing operations[1,2]	$77,638	$217,237	$(43,702)	$173,535	(55.3)%

______________________________________________________
1 See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt. See also the definitions of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA margin under the Supplemental Disclosure section in this release.
2 We made cash interest payments from continuing operations of $85.6 million in the three months ended September 30, 2020, compared to $78.8 million in the three months ended September 30, 2019. We made cash interest payments from continuing operations of $271.0 million in the nine months ended September 30, 2020, compared to $83.0 million in the nine months ended September 30, 2019.
3 See Supplemental Disclosure Regarding Non-GAAP Financial Information.

Certain prior period amounts have been reclassified to conform to the 2020 presentation of financial information throughout the press release.

Key Initiatives to Improve Cost Structure and Margins
In January 2020, iHeartMedia announced key modernization initiatives designed to take advantage of the significant investments that it has made in new technologies to build an operating infrastructure that provides better quality and newer products and delivers new cost efficiencies. This modernization is a multi-pronged set of strategic initiatives that we believe positions the Company for sustainable long-term growth, margin expansion and value creation for shareholders.

Our investments in modernization are expected to deliver annualized run-rate cost savings of approximately $100 million by mid-year 2021, and we expect to achieve approximately 50% of our anticipated run-rate savings in 2020.

In April 2020, the Company announced incremental operating-expense-saving initiatives in response to the currently weak economic environment resulting from the COVID-19 pandemic. These savings are expected to generate an additional $200 million in operating cost savings for 2020 driven by:

•Reductions in compensation for senior management and other employees
•Suspension of 401(k) matching program
•Significant reduction in new employee hiring and travel and entertainment expenses, along with major reductions of consultant fees and other discretionary expenses
•Continued modernization of the Company

The total operating expense savings resulting from our modernization initiatives and the operating cost savings initiatives that were developed in response to the impact from the COVID-19 pandemic are expected to total approximately $250 million in 2020. We also continue to identify additional efficiencies, including opportunities to reduce our real estate footprint in response to changes brought on by the COVID-19 pandemic, that we believe will deliver lasting savings starting in 2021.

The Company also expects to see decreased variable sales expense and commissions associated with lower revenue to continue through at least the fourth quarter of 2020.
Our full-year capital expenditures guidance remains unchanged at approximately $75 to $95 million. The Company expects to continue to make key investments in its strategic initiatives related to Smart Audio and Digital, including podcasting.

The Company also expects that certain provisions of The CARES Act will partially offset the negative impact of COVID-19 on its 2020 free cash flow and is estimating a reduction in tax-related cash payments in 2020 of approximately $100 million.

Liquidity and Financial Position
As of September 30, 2020, we had $713.7 million of cash on our balance sheet. For the nine months ended September 30, 2020, cash provided by operating activities from continuing operations was $136.2 million, cash used for investing activities by continuing operations was $71.2 million and cash provided by financing activities by continuing operations was $248.6 million.
Capital expenditures related to continuing operations for the nine months ended September 30, 2020 were $58.5 million compared to $82.5 million in the nine months ended September 30, 2019. Capital expenditures during the nine months ended September 30, 2020 consisted primarily of investments in our programmatic platforms and IT software and infrastructure.
On July 16, 2020, iHeartCommunications entered into an amendment to its credit agreement governing the $2.5 billion aggregate principal amount of senior secured term loans to issue $450.0 million of incremental term loan commitments, resulting in net proceeds of $425.8 million, after original issue discount and debt issuance costs. A portion of the proceeds was used to repay the remaining balance outstanding on our ABL Facility of $235.0 million, with the remaining $190.6 million of the proceeds available for general corporate purposes.
As of September 30, 2020, the Company had approximately $6,021.8 million of total debt and $5,308.1 million of net debt. The terms of our capital structure include no material maintenance covenants, and there are no material debt maturities prior to 2026, with the exception of the ABL, which matures in 2023, providing structural resilience in the current uncertain macro-environment.
The Company believes its previously announced modernization initiatives and other cost saving actions - in combination with the Company’s resilient capital structure - will substantially expand the Company’s financial flexibility, provide sufficient liquidity to operate effectively even in an extended period of economic weakness, and position the Company for solid growth as advertising demand returns to normal levels.
Update on FCC Petition for Declaratory Ruling
On November 5, 2020, the Company received a Declaratory Ruling from the Federal Communications Commission (the “FCC”) granting the Company’s request to allow up to 100% of the Company’s common stock to be owned by non-U.S. persons, subject to certain conditions contained in the Declaratory Ruling. This ruling will allow for the simplification of the Company’s capital structure and enhance the liquidity of the Company’s Class A common stock by facilitating the conversion of the warrants. Warrant holders will be receiving instructions via U.S. mail from Computershare, the Company’s warrant agent, regarding how to participate in the exchange of warrants.

Revenue Streams
The tables below present the comparison of our historical revenue streams (including political revenue) for the periods presented:

(In thousands)	Successor Company
	Three Months Ended September 30,		%
	2020	2019	Change
Broadcast Radio[1]	$404,460	$573,048	(29.4)%
Digital	112,589	96,656	16.5%
Networks	118,982	160,133	(25.7)%
Sponsorship and Events	28,898	55,541	(48.0)%
Audio and Media Services[1]	75,039	59,873	25.3%
Other	6,368	4,986	27.7%
Eliminations	(1,930)	(1,899)
Revenue, total[1]	$744,406	$948,338	(21.5)%

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Nine Months Ended September 30,	Period from May 2, 2019 through September 30,	Period from January 1, 2019 through May 1,	Nine Months Ended September 30,	%
	2020	2019	2019	2020	Change
Broadcast Radio[2]	$1,110,155	$963,588	$657,864	$1,621,452	(31.5)%
Digital	298,592	160,894	102,789	263,683	13.2%
Networks	349,889	265,559	189,088	454,647	(23.0)%
Sponsorship and Events	73,055	87,331	50,330	137,661	(46.9)%
Audio and Media Services[2]	174,517	100,410	69,362	169,772	2.8%
Other	12,335	9,222	6,606	15,828	(22.1)%
Eliminations	(5,855)	(3,020)	(2,568)	(5,588)
Revenue, total[2]	$2,012,688	$1,583,984	$1,073,471	$2,657,455	(24.3)%

1 Excluding the impact of the increase in political revenue, Revenue from Broadcast Radio, from Audio and Media Services and in Total decreased by 32.3%, 1.8% and 25.1%, respectively. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.
2 Excluding the impact of the decrease in political revenue, Revenue from Broadcast Radio, from Audio and Media Services and in Total decreased by 33.6%, 12.2% and 26.6%, respectively. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.

Conference Call
iHeartMedia, Inc. will host a conference call to discuss results on November 9, 2020, at 4:30 p.m. Eastern Time. The conference call number is (833) 350-1328 (U.S. callers) and (236) 389-2425 (International callers) and the passcode for both is 5780107. A live audio webcast of the conference call will also be available on the Investors homepage of iHeartMedia's website investor.iheartmedia.com. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are (800) 585-8367 (U.S. callers) and (416) 621-4642 (International callers) and the passcode for both is 5780107. An archive of the webcast will be available beginning 24 hours after the call for a period of thirty days.

About iHeartMedia, Inc.
iHeartMedia, Inc. (Nasdaq: IHRT) is the number one audio company in America based on consumer reach. The Company's leadership position in audio extends across multiple platforms, including through more than 850 live broadcast stations in over 160 markets nationwide; through its iHeartRadio service, which is available across more than 250 platforms and 2,000 devices including smart speakers, smartphones, TVs and gaming consoles; through its influencers; social; live events; podcasting; and other digital products and newsletters. The company uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners, and uses its proprietary SmartAudio data and analytics to provide unique advertising products across all its platforms. More information is available at investor.iheartmedia.com.

For further information, please contact:
Media
Wendy Goldberg
Chief Communications Officer
(212) 377-1105
Investors
Mike McGuinness
Executive Vice President of Finance, Deputy Chief Financial Officer and Head of Investor Relations
(212) 377-1336

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about the anticipated impact of COVID-19 pandemic on our business, financial position and results of operations, expectations regarding economic recovery and the recovery of advertising revenue, our Rights Plan, our expected costs, savings and timing of our modernization initiatives and other capital and operating expense reduction initiatives, our business plans, strategies and initiatives, our expectations about certain markets, our expectations regarding our FCC petition for declaratory ruling, and our anticipated financial performance and liquidity, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic conditions; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; impact of our substantial indebtedness; impact of future acquisitions, dispositions and other strategic transactions; legislative or regulatory requirements; impact of legislation or ongoing litigation on music licensing and royalties; regulations and concerns regarding privacy and data protection; risk associated with our emergence from the Chapter 11 Cases; risks related to our Class A common stock, including our outstanding special warrants; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

APPENDIX

TABLE 1 - Comparison of operating performance

(In thousands)	Successor Company
	Three Months Ended September 30,		%
	2020	2019	Change
Revenue	$744,406	$948,338	(21.5)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	276,719	316,740	(12.6)%
Selling, general and administrative expenses (excludes depreciation and amortization)	292,581	327,115	(10.6)%
Corporate expenses (excludes depreciation and amortization)	34,657	58,513	(40.8)%
Depreciation and amortization	99,379	95,268	4.3%
Other operating expense, net	1,675	9,880	(83.0)%
Operating income	$39,395	$140,822	(72.0)%
Depreciation and amortization	99,379	95,268
Other operating expense, net	1,675	9,880
Share-based compensation expense	5,885	17,112
Restructuring and reorganization expenses	15,790	11,574
Adjusted EBITDA[1]	$162,124	$274,656	(41.0)%

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined[2]
	Nine Months Ended September 30,	Period from May 2, 2019 through September 30,	Period from January 1, 2019 through May 1,	Nine Months Ended September 30,	%
	2020	2019	2019	2019	Change
Revenue	$2,012,688	$1,583,984	$1,073,471	$2,657,455	(24.3)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	828,217	515,512	381,184	896,696	(7.6)%
Selling, general and administrative expenses (excludes depreciation and amortization)	897,941	547,346	427,230	974,576	(7.9)%
Corporate expenses (excludes depreciation and amortization)	101,025	85,331	53,647	138,978	(27.3)%
Depreciation and amortization	299,494	154,651	52,834	207,485	44.3%
Impairment charges	1,733,235	—	91,382	91,382	NM
Other operating expense, net	3,247	6,634	154	6,788	(52.2)%
Operating income (loss)	$(1,850,471)	$274,510	$67,040	$341,550	NM
Depreciation and amortization	299,494	154,651	52,834	207,485
Impairment charges	1,733,235	—	91,382	91,382
Other operating expense, net	3,247	6,634	154	6,788
Share-based compensation expense	14,728	20,151	498	20,649
Restructuring and reorganization expenses	72,947	13,463	13,241	26,704
Adjusted EBITDA[1]	$273,180	$469,409	$225,149	$694,558	(60.7)%

Certain prior period amounts have been reclassified to conform to the 2020 presentation of financial information throughout the press release.

1See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt. See also the definition of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin and Net Debt under the Supplemental Disclosure section in this release.
2See Supplemental Disclosure Regarding Non-GAAP Financial Information.

TABLE 2 - Statements of Operations

(In thousands)	Successor Company
	Three Months Ended September 30,
	2020	2019
Revenue	$744,406	$948,338
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	276,719	316,740
Selling, general and administrative expenses (excludes depreciation and amortization)	292,581	327,115
Corporate expenses (excludes depreciation and amortization)	34,657	58,513
Depreciation and amortization	99,379	95,268
Other operating expense, net	1,675	9,880
Operating income	39,395	140,822
Interest expense, net	85,562	100,967
Gain on investments, net	62	1,735
Equity in loss of nonconsolidated affiliates	(58)	(1)
Other expense, net	(1,177)	(12,457)
Income (loss) from continuing operations before income taxes	(47,340)	29,132
Income tax benefit (expense)	15,228	(16,758)
Net income (loss)	(32,112)	12,374
Less amount attributable to noncontrolling interest	—	—
Net income (loss) attributable to the Company	$(32,112)	$12,374

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Nine Months Ended September 30,	Period from May 2, 2019 through September 30,	Period from January 1, 2019 through May 1,	Nine Months Ended September 30,
	2020	2019	2019	2019
Revenue	$2,012,688	$1,583,984	$1,073,471	$2,657,455
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	828,217	515,512	381,184	896,696
Selling, general and administrative expenses (excludes depreciation and amortization)	897,941	547,346	427,230	974,576
Corporate expenses (excludes depreciation and amortization)	101,025	85,331	53,647	138,978
Depreciation and amortization	299,494	154,651	52,834	207,485
Impairment charges	1,733,235	—	91,382	91,382
Other operating expense, net	3,247	6,634	154	6,788
Operating income (loss)	(1,850,471)	274,510	67,040	341,550
Interest expense (income), net	257,614	170,678	(499)	170,179
Gain (loss) on investments, net	(8,613)	1,735	(10,237)	(8,502)
Equity in loss of nonconsolidated affiliates	(653)	(25)	(66)	(91)
Other income (expense), net	(10,295)	(21,614)	23	(21,591)
Reorganization items, net	—	—	9,461,826	9,461,826
Income (loss) from continuing operations before income taxes	(2,127,646)	83,928	9,519,085	9,603,013
Income tax benefit (expense)	209,481	(32,761)	(39,095)	(71,856)
Income (loss) from continuing operations	(1,918,165)	51,167	9,479,990	9,531,157
Income from discontinued operations, net of tax	—	—	1,685,123	1,685,123
Net income (loss)	(1,918,165)	51,167	11,165,113	11,216,280
Less amount attributable to noncontrolling interest	—	—	(19,028)	(19,028)
Net income (loss) attributable to the Company	$(1,918,165)	$51,167	$11,184,141	$11,235,308

TABLE 3 - Selected Balance Sheet Information
Selected balance sheet information for September 30, 2020 and December 31, 2019:

	Successor Company
(In millions)	September 30, 2020	December 31, 2019
Cash	$713.7	$400.3
Total Current Assets	1,496.5	1,416.3
Net Property, Plant and Equipment	811.9	846.9
Total Assets	9,122.1	11,021.1
Current Liabilities (excluding current portion of long-term debt)	626.0	658.5
Long-term Debt (including current portion of long-term debt)	6,021.8	5,765.4
Shareholders’ Equity	1,039.6	2,945.4

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following tables set forth the Company’s Adjusted EBITDA and Adjusted EBITDA margin for the three and nine months ended September 30, 2020 and 2019 and Free Cash Flow (as defined below) and Net debt as of September 30, 2020 and 2019. Adjusted EBITDA is defined as consolidated Operating income (loss) adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses, SG&A expenses and Corporate expenses, and share-based compensation expenses included within Corporate expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating expense (income), net. Alternatively, Adjusted EBITDA is calculated as Net income (loss), adjusted to exclude (Income) loss from discontinued operations, net of tax, Income tax (benefit) expense, Interest expense (income), net, Depreciation and amortization, Reorganization items, net, (Gain) Loss on investments, net, Other (income) expense, net, Equity in loss of nonconsolidated affiliates, net, Impairment charges, Other operating expense (income), net, Share-based compensation expense, and restructuring and reorganization expenses. Restructuring expenses primarily include severance expenses incurred in connection with cost saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle. Reorganization expenses primarily include the amortization of retention bonus amounts paid or payable to certain members of management directly as a result of the Reorganization.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.
The Company uses Adjusted EBITDA and Adjusted EBITDA margin, among other measures, to evaluate the Company’s operating performance. Adjusted EBITDA is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
Since Adjusted EBITDA is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.

We define Free cash flow from (used for) continuing operations ("Free Cash Flow") as Cash provided by (used for) operating activities from continuing operations less capital expenditures, which is disclosed as Purchases of property, plant and equipment by continuing operations in the Company's Consolidated Statements of Cash Flows. We use Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow is meaningful to investors because it provides them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations. In addition, we believe that Free Cash Flow helps improve investors' ability to compare our liquidity with that of other companies. Since Free Cash Flow is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.
The Company presents revenue, excluding the effects of political revenue. Due to the cyclical nature of the electoral system and the seasonality of the related political revenue, management believes presenting revenue, excluding the effects of political revenue, provides additional information to investors about the Company’s revenue growth from period to period.
The Company presents digital revenue, excluding podcasting. Due to the high-growth nature of our podcast business, management believes presenting digital revenue, excluding podcasting, provides additional information to investors about the Company's other digital businesses.
We define Net debt as Total debt less Cash and cash equivalents. We define the Net debt to Adjusted EBITDA ratio as Net debt divided by Adjusted EBITDA. The Company uses the Net debt to Adjusted EBITDA ratio to evaluate the Company's leverage. We believe this measure is an important indicator of the Company's ability to service its long-term debt obligations.
We define total available liquidity as cash and cash equivalents plus available borrowings under our ABL Facility. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or liquidity.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt.
Predecessor - Successor Presentation
Our financial results for the periods from January 1, 2019 through May 1, 2019 are referred to as those of the “Predecessor” period. Our financial results for the period from May 2, 2019 through September 30, 2019, the three months ended September 30, 2020 and the nine months ended September 30, 2020 are referred to as those of the “Successor” period. Our results of operations as reported in our Consolidated Financial Statements for these periods are prepared in accordance with GAAP. Although GAAP requires that we report on our results for the period from January 1, 2019 through May 1, 2019 and the period from May 2, 2019 through September 30, 2019 separately, management views the Company’s operating results for the three and nine months ended September 30, 2019 by combining the results of the applicable Predecessor and Successor periods because such presentation provides the most meaningful comparison to our results in the three and nine months ended September 30, 2019.
The Company cannot adequately benchmark the operating results of the period from May 2, 2019 through September 30, 2019 against any of the current periods reported in its Consolidated Financial Statements without combining it with the period from January 1, 2019 through May 1, 2019 and does not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding the Company’s overall operating performance. Management believes that the key performance metrics such as revenue, operating income and Adjusted EBITDA for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, in addition to presenting our results of operations as reported in our Consolidated Financial Statements in accordance with GAAP, the tables and discussion below also present the combined results for the three and nine months ended September 30, 2019.

The combined results for the nine months ended September 30, 2019, which we refer to herein as the results for the "nine months ended September 30, 2019" represent the sum of the reported amounts for the Predecessor period from January 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through September 30, 2019. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results per applicable regulations. The combined operating results do not reflect the actual results we would have achieved absent our emergence from bankruptcy and may not be indicative of future results.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(In thousands)	Successor Company
	Three Months Ended September 30,		Three Months Ended June 30,
	2020	2019	2020
Operating income (loss)	$39,395	$140,822	$(159,087)
Depreciation and amortization	99,379	95,268	103,347
Impairment charges	—	—	5,378
Other operating expense, net	1,675	9,880	506
Share-based compensation expense	5,885	17,112	4,218
Restructuring and reorganization expenses	15,790	11,574	16,355
Adjusted EBITDA	$162,124	$274,656	$(29,283)

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Nine Months Ended September 30,	Period from May 2, 2019 through September 30,	Period from January 1, 2019 through May 1,	Nine Months Ended September 30,
	2020	2019	2020	2019
Operating income (loss)	$(1,850,471)	$274,510	$67,040	$341,550
Depreciation and amortization	299,494	154,651	52,834	207,485
Impairment charges	1,733,235	—	91,382	91,382
Other operating expense, net	3,247	6,634	154	6,788
Share-based compensation expense	14,728	20,151	498	20,649
Restructuring and reorganization expenses	72,947	13,463	13,241	26,704
Adjusted EBITDA	$273,180	$469,409	$225,149	$694,558

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)	Successor Company
	Three Months Ended September 30,		Three Months Ended June 30,
	2020	2019	2020
Net income (loss)	$(32,112)	$12,374	$(197,317)
Income tax expense	(15,228)	16,758	(43,742)
Interest expense, net	85,562	100,967	81,963
Depreciation and amortization	99,379	95,268	103,347
EBITDA	$137,601	$225,367	$(55,749)
Gain on investments, net	(62)	(1,735)	(1,280)
Other expense, net	1,177	12,457	1,258
Equity in loss of nonconsolidated affiliates	58	1	31
Impairment charges	—	—	5,378
Other operating expense, net	1,675	9,880	506
Share-based compensation expense	5,885	17,112	4,218
Restructuring and reorganization expenses	15,790	11,574	16,355
Adjusted EBITDA	$162,124	$274,656	$(29,283)

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Nine Months Ended September 30,	Period from May 2, 2019 through September 30,	Period from January 1, 2019 through May 1,	Nine Months Ended September 30,
	2020	2019	2019	2019
Net income (loss)	$(1,918,165)	$51,167	$11,165,113	$11,216,280
Income from discontinued operations, net of tax	—	—	(1,685,123)	(1,685,123)
Income tax expense	(209,481)	32,761	39,095	71,856
Interest expense (income), net	257,614	170,678	(499)	170,179
Depreciation and amortization	299,494	154,651	52,834	207,485
EBITDA	$(1,570,538)	$409,257	$9,571,420	$9,980,677
Reorganization items, net	—	—	(9,461,826)	(9,461,826)
(Gain) loss on investments, net	8,613	(1,735)	10,237	8,502
Other (income) expense, net	10,295	21,614	(23)	21,591
Equity in loss of nonconsolidated affiliates	653	25	66	91
Impairment charges	1,733,235	—	91,382	91,382
Other operating expense, net	3,247	6,634	154	6,788
Share-based compensation expense	14,728	20,151	498	20,649
Restructuring and reorganization expenses	72,947	13,463	13,241	26,704
Adjusted EBITDA	$273,180	$469,409	$225,149	$694,558

Reconciliation of Cash Provided by Operating Activities from Continuing Operations to Free Cash Flow from Continuing Operations

(In thousands)	Successor Company
	Three Months Ended September 30,		Three Months Ended June 30,
	2020	2019	2020
Cash provided by operating activities from continuing operations	$33,252	$180,341	$11,369
Purchases of property, plant and equipment by continuing operations	(18,977)	(28,870)	(17,882)
Free cash flow from (used for) continuing operations	$14,275	$151,471	$(6,513)

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Nine Months Ended September 30,	Period from May 2, 2019 through September 30,	Period from January 1, 2019 through May 1,	Nine Months Ended September 30,
	2020	2020	2019	2019
Cash provided by (used for) operating activities from continuing operations	$136,161	$263,542	$(7,505)	$256,037
Purchases of property, plant and equipment by continuing operations	(58,523)	(46,305)	(36,197)	(82,502)
Free cash flow from (used for) continuing operations	$77,638	$217,237	$(43,702)	$173,535

Reconciliation of Revenue, excluding Political Advertising Revenue, to Revenue

(In thousands)	Successor Company
	Three Months Ended September 30,		% Change
	2020	2019
Consolidated revenue	$744,406	$948,338	(21.5)%
Excluding: Political revenue	(39,588)	(7,151)
Consolidated revenue, excluding effects of political revenue	$704,818	$941,187	(25.1)%

Audio revenue	$671,297	$890,364	(24.6)%
Excluding: Political revenue	(21,800)	(5,600)
Audio revenue, excluding effects of political revenue	$649,497	$884,764	(26.6)%

Audio & media services revenue	$75,039	$59,873	25.3%
Excluding: Political revenue	(17,789)	(1,551)
Audio & media services revenue, excluding effects of political revenue	$57,250	$58,322	(1.8)%

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Nine Months Ended September 30,	Period from May 2, 2019 through September 30,	Period from January 1, 2019 through May 1,	Nine Months Ended September 30,	% Change
	2020	2019	2019	2019
Consolidated revenue	$2,012,688	$1,583,984	$1,073,471	$2,657,455	(24.3)%
Excluding: Political revenue	(72,382)	(10,347)	(4,777)	(15,124)
Consolidated revenue, excluding effects of political revenue	$1,940,306	$1,573,637	$1,068,694	$2,642,331	(26.6)%

Audio revenue	$1,844,026	$1,486,594	$1,006,677	$2,493,271	(26.0)%
Excluding: Political revenue	(44,388)	(8,269)	(3,980)	(12,249)
Audio revenue, excluding effects of political revenue	$1,799,638	$1,478,325	$1,002,697	$2,481,022	(27.5)%

Audio & media services revenue	$174,517	$100,410	$69,362	$169,772	2.8%
Excluding: Political revenue	(27,994)	(2,078)	(797)	(2,875)
Audio & media services revenue, excluding effects of political revenue	$146,523	$98,332	$68,565	$166,897	(12.2)%

Reconciliation of Digital Revenue, excluding Podcast Revenue, to Digital Revenue

(In thousands)	Successor Company
	Three Months Ended September 30,		% Change
	2020	2019
Digital revenue	$112,589	$96,656	16.5%
Excluding: Podcast revenue	(22,626)	(13,033)
Digital revenue, excluding effects of podcast revenue	$89,963	$83,623	7.6%

Reconciliation of Total Debt to Net Debt

(In thousands)	Successor Company
September 30,
2020
Current portion of long-term debt	$34,379
Long-term debt	5,987,446
Total debt	$6,021,825
Less: Cash and cash equivalents	713,728
Net debt	$5,308,097